UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2017

KBS GROWTH & INCOME REIT, INC.
(Exact Name of Registrant as Specified in Its Charter)
______________________________________________________

Maryland	333-207471	47-2778257
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Newport Center Drive, Suite 700
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

ITEM 8.01 OTHER EVENTS
Estimated Net Asset Value Per Share
On August 9, 2017, the board of directors of KBS Growth & Income REIT, Inc.’s (the “Company”, “we,” “our” or “us”) approved an estimated net asset value (“NAV”) per share of our common stock of $8.75 based on the estimated value of our assets less the estimated value of our liabilities, or NAV, divided by the number of shares outstanding, all as of June 30, 2017. There have been no material changes between June 30, 2017 and the date of this filing that would impact the overall estimated NAV per share.
The Company’s conflicts committee, composed solely of all of the Company’s independent directors, is responsible for the oversight of the valuation process used to determine the estimated NAV per share of the Company’s common stock, including the review and approval of the valuation process and methodology used to determine the Company’s estimated NAV per share, the consistency of the valuation and appraisal methodologies with real estate industry standards and practices, and the reasonableness of the assumptions used in the valuations and appraisals. With the approval of the Company’s conflicts committee, the Company engaged Duff & Phelps, LLC (“Duff & Phelps”), an independent third party real estate valuation firm, to provide a calculation of the range in estimated NAV per share of the Company’s common stock as of June 30, 2017. Duff & Phelps based this range in estimated NAV per share upon appraisals of the Company’s three real estate properties owned as of June 30, 2017 (the “Appraised Properties”) performed by Duff & Phelps and valuations performed by KBS Capital Advisors, LLC (the “Advisor”), the Company’s external advisor, with respect to the Company’s cash, other assets, mortgage debt and other liabilities. The appraisal reports Duff & Phelps prepared summarized the key inputs and assumptions involved in the appraisal of each of the Appraised Properties. Duff & Phelps’ valuation was designed to follow the prescribed methodologies of Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, issued by the Investment Program Association (“IPA”) in April 2013. The methodologies and assumptions used to determine the estimated value of the Company’s assets and the estimated value of the Company’s liabilities are described further below.
Upon the conflicts committee’s receipt and review of Duff & Phelps’ valuation report, which included the appraised value of each of the Appraised Properties as noted in the appraisal reports prepared by Duff & Phelps and a summary of the estimated value of each of the Company’s other assets and liabilities as determined by the Advisor and reviewed by Duff & Phelps, and in light of other factors considered by the conflicts committee and the conflicts committee’s own extensive knowledge of the Company’s assets and liabilities, the conflicts committee: (i) concluded that the range in estimated NAV per share of $8.01 to $9.53, with a mid-range value of $8.75 per share, as indicated in Duff & Phelps’ valuation report and recommended by the Advisor, which mid-range value was based on Duff & Phelps’ appraisals of the Appraised Properties and valuations performed by the Advisor of the Company’s cash, other assets, mortgage debt and other liabilities, was reasonable and (ii) recommended to the Company’s board of directors that it adopt $8.75 as the estimated NAV per share of the Company’s common stock, which mid-range value was determined by Duff & Phelps and recommended by the Advisor and which was based on Duff & Phelps’ appraisals of the Appraised Properties and valuations performed by the Advisor of the Company’s cash, other assets, mortgage debt and other liabilities. The Company’s board of directors unanimously agreed to accept the recommendation of the conflicts committee and approved $8.75 as the estimated NAV per share of the Company’s common stock, which determination is ultimately and solely the responsibility of the Company’s board of directors.
The table below sets forth the calculation of the Company’s estimated NAV per share as of August 9, 2017. Duff & Phelps is not responsible for establishing the estimated NAV per share as of August 9, 2017.

Real estate properties	$16.08
Cash	0.94
Other assets	0.04
Mortgage debt	(7.86)
Other liabilities	(0.45)
Estimated NAV per share	8.75
Estimated enterprise value premium	None assumed
Total estimated NAV per share	$8.75

As of June 30, 2017, the Company had sold 9,353,910 shares of common stock in its private offering, separate private transactions and its initial public offering, including pursuant to the Company’s distribution reinvestment plan, at an average price of approximately $9.05 per share. The table below summarizes the significant factors that explain the difference between the average price at which the Company sold shares of its common stock and its estimated NAV per share. The changes below reflect, among other changes through June 30, 2017: the impact of various organization and offering costs related to the Company’s private offering and its initial public offering through June 30, 2017; acquisition-related costs and expenses; distributions; and the changes in the fair value of the Company’s assets since its acquisition and the Company’s liabilities since its incurrence.

	Estimated Value	Calculation of Estimated Value per Share
	(in thousands)
Average offering price (1)	$83,560	9.05
Offering costs	(6,983)	(0.76)
Net offering proceeds	76,577	8.29
Changes due to acquisition related costs, distributions and stockholder servicing fees
Acquisition-related costs	(3,301)	(0.36)
Deferred financing costs	(1,823)	(0.20)
Cash distributions declared and stockholder servicing fees in excess of operating cash flow	(3,301)	(0.36)
Total changes due to acquisition related costs, cash distributions and stockholder servicing fees	(8,425)	(0.92)
Changes to fair value of real estate
Real estate	14,089	1.53
Capital expenditures on real estate	(459)	(0.04)
Total changes to fair value of real estate	13,630	1.49
Changes to fair value of other assets and liabilities
Other changes, net (2)	62	—
Total changes to fair value of other assets and liabilities	62	—
Stock distributions declared	—	(0.11)
	81,844	8.75
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(1) Average offering price presented is calculated based on the number of shares issued and outstanding as of June 30, 2017. Through June 30, 2017, the Company had sold 9,353,910 shares of common stock in its private offering, separate private transactions, and its initial public offering for gross offering proceeds of $83.6 million, or an average of $9.05 per share. This includes 314,956 shares of common stock sold under the Company’s distribution reinvestment plan for gross offering proceeds of $3.0 million, or an average of $9.67 per share and reflects redemptions as of June 30, 2017 of 7,602 shares for $0.1 million, or an average of $8.50 per share.
(2) “Other changes, net” consists of various unrelated insignificant items.
As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties using different assumptions and estimates could derive a different estimated NAV per share of the Company’s common stock, and these differences could be significant. In particular, due in part to our relatively small asset base and the number of shares of our common stock outstanding, even modest changes in key assumptions made in appraising our real estate properties could have a very significant impact on the estimated value of our shares. See the discussion under “Real Estate - Real Estate Valuation” below. The estimated NAV per share is not audited and does not represent the fair value of the Company’s assets less the fair value of the Company’s liabilities according to U.S. generally accepted accounting principles (“GAAP”), nor does it represent a liquidation value of the Company’s assets and liabilities or the price at which the Company’s shares of common stock would trade on a national securities exchange. The estimated NAV per share does not reflect a discount for the fact that the Company is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated NAV per share also does not take into account estimated disposition costs and fees for real estate properties, debt prepayment penalties that could apply upon the prepayment of certain of the Company’s debt obligations and the impact of restrictions on the assumption of debt. The estimated NAV per share does not take into consideration acquisition-related costs and financing costs related to future acquisitions. As of June 30, 2017, the Company had no potentially dilutive securities outstanding that would impact the estimated NAV per share of its common stock.

The Company’s estimated NAV per share takes into consideration any potential liability related to a subordinated participation in cash flows the Advisor is entitled to upon meeting certain stockholder return thresholds in accordance with the advisory agreement. For purposes of determining the estimated NAV per share, the Advisor calculated the potential liability related to this incentive fee based on a hypothetical liquidation of the Company’s assets and liabilities at their estimated fair values, after considering the impact of any potential closing costs and fees related to the disposition of real estate properties, and determined that there would be no liability related to the subordinated participation in cash flows.
Methodology
The Company’s goal for the valuation was to arrive at a reasonable and supportable estimated NAV per share, using a process that was designed to be in compliance with the IPA Valuation Guidelines and using what the Company and the Advisor deemed to be appropriate valuation methodologies and assumptions. The following is a summary of the valuation and appraisal methodologies, assumptions and estimates used to value the Company’s assets and liabilities:
Real Estate
Independent Valuation Firm
Duff & Phelps(1) was selected by the Advisor and approved by the Company’s conflicts committee and board of directors to appraise each of the Appraised Properties and to provide a calculation of the range in estimated NAV per share of the Company’s common stock as of August 9, 2017. Duff & Phelps is engaged in the business of appraising commercial real estate properties and is not affiliated with the Company or the Advisor. The compensation the Company paid to Duff & Phelps was based on the scope of work and not on the appraised values of the Appraised Properties. The appraisals were performed in accordance with the Code of Ethics and the Uniform Standards of Professional Appraisal Practice, or USPAP, the real estate appraisal industry standards created by The Appraisal Foundation, as well as the requirements of the state where each real property is located. Each appraisal was reviewed, approved and signed by an individual with the professional designation of MAI (Member of the Appraisal Institute). The use of the reports is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.
Duff & Phelps collected all reasonably available material information that it deemed relevant in appraising the Appraised Properties. Duff & Phelps obtained property-level information from the Advisor, including (i) property historical and projected operating revenues and expenses; (ii) property lease agreements; and (iii) information regarding recent or planned capital expenditures. Duff & Phelps reviewed and relied in part on the property-level information provided by the Advisor and considered this information in light of its knowledge of each property’s specific market conditions.
In conducting its investigation and analyses, Duff & Phelps took into account customary and accepted financial and commercial procedures and considerations as it deemed relevant. Although Duff & Phelps reviewed information supplied or otherwise made available by the Company or the Advisor for reasonableness, it assumed and relied upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to it by any other party and did not independently verify any such information. With respect to operating or financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Duff & Phelps, Duff & Phelps assumed that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the Company’s management and/or the Advisor. Duff & Phelps relied on the Company to advise it promptly if any information previously provided became inaccurate or was required to be updated during the period of its review.

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(1) Duff & Phelps is actively engaged in the business of appraising commercial real estate properties similar to those owned by the Company in connection with public securities offerings, private placements, business combinations and similar transactions. The Company engaged Duff & Phelps to prepare appraisal reports for each of the Appraised Properties and to provide a calculation of the range in estimated NAV per share of the Company’s common stock and Duff & Phelps received fees upon the delivery of such reports and the calculation of the range in estimated NAV per share of the Company’s common stock. In addition, the Company has agreed to indemnify Duff & Phelps against certain liabilities arising out of this engagement. In the two years prior to the date of this filing, Duff & Phelps and its affiliates have provided a number of commercial real estate, appraisal, valuation and financial advisory services for the Company’s affiliates and have received fees in connection with such services. Duff & Phelps and its affiliates may from time to time in the future perform other commercial real estate, appraisal, valuation and financial advisory services for the Company and the Company’s affiliates in transactions related to the properties that are the subjects of the appraisals, so long as such other services do not adversely affect the independence of the applicable Duff & Phelps appraiser as certified in the applicable appraisal report.

In performing its analyses, Duff & Phelps made numerous other assumptions as of various points in time with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond its and the Company’s control, as well as certain factual matters. For example, unless specifically informed to the contrary, Duff & Phelps assumed that the Company had clear and marketable title to each of the Appraised Properties, that no title defects existed, that any improvements were made in accordance with law, that no hazardous materials were present or had been present previously, that no deed restrictions existed, and that no changes to zoning ordinances or regulations governing use, density or shape were pending or being considered. Furthermore, Duff & Phelps’ analyses, opinions and conclusions were necessarily based upon market, economic, financial and other circumstances and conditions existing as of or prior to the date of the appraisals, and any material change in such circumstances and conditions may affect Duff & Phelps’ analyses and conclusions. Duff & Phelps’ appraisal reports contain other assumptions, qualifications and limitations that qualify the analyses, opinions and conclusions set forth therein. Furthermore, the prices at which the Appraised Properties may actually be sold could differ from their appraised values.
Although Duff & Phelps considered any comments to its appraisal reports received from the Company or the Advisor, the appraised values of the Appraised Properties were determined by Duff & Phelps. The appraisal reports for the Appraised Properties are addressed solely to the Company to assist in the calculation of the range in estimated NAV per share of the Company’s common stock. The appraisal reports are not addressed to the public and may not be relied upon by any other person to establish an estimated NAV per share of the Company’s common stock and do not constitute a recommendation to any person to purchase or sell any shares of the Company’s common stock. In preparing its appraisal reports, Duff & Phelps did not solicit third-party indications of interest for the Appraised Properties. In preparing its appraisal reports and in calculating the range in estimated NAV per share of the Company’s common stock, Duff & Phelps did not, and was not requested to, solicit third-party indications of interest for the Company’s common stock in connection with possible purchases thereof or the acquisition of all or any part of the Company.
The foregoing is a summary of the standard assumptions, qualifications and limitations that generally apply to Duff & Phelps’ appraisal reports. All of the Duff & Phelps appraisal reports, including the analyses, opinions and conclusions set forth in such reports, are qualified by the assumptions, qualifications and limitations set forth in the respective appraisal reports.
Real Estate Valuation
Duff & Phelps appraised each of the Appraised Properties using various methodologies including the direct capitalization approach, discounted cash flow analyses and sales comparison approach and relied primarily on 10-year discounted cash flow analyses for the final appraisal of each of the Appraised Properties. Duff & Phelps calculated the discounted cash flow value of each of the Appraised Properties using property-level cash flow estimates, terminal capitalization rates and discount rates that fall within ranges it believes would be used by similar investors to value the Appraised Properties, based on recent comparable market transactions adjusted for unique properties and market-specific factors.
As of June 30, 2017, the Appraised Properties consisted of three office buildings, which were acquired for a total purchase price of $136.3 million, exclusive of acquisition fees and acquisition expenses of $3.3 million, in which the Company had invested $0.5 million in capital and tenant improvements. As of June 30, 2017, the total appraised value of the Appraised Properties as provided by Duff & Phelps using the appraisal methods described above was $150.4 million. The total appraised value of the Appraised Properties as of June 30, 2017, compared to the total acquisition cost of the Appraised Properties plus subsequent capital improvements through June 30, 2017, results in an overall increase in the value of the Appraised Properties of approximately 10.0%.
The following table summarizes the key assumptions that were used in the discounted cash flow analyses to arrive at the appraised value of the Appraised Properties:

	Range in Values	Weighted-Average Basis
Terminal capitalization rate	5.5% to 7.5%	6.3%
Discount rate	7.5% to 8.25%	7.88%
Net operating income compounded annual growth rate (1)	3.98% to 6.33%	5.32%
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(1) The net operating income compounded annual growth rates (“CAGRs”) reflect both the contractual and market rents and reimbursements (in cases where the contractual lease period is less than the hold period of the property) net of expenses over the holding period. The range of CAGRs shown is the constant annual rate at which the net operating income is projected to grow to reach the net operating income in the final year of the hold period for each of the properties.

While we believe that Duff & Phelps’ assumptions and inputs are reasonable, a change in these assumptions and inputs would significantly impact the appraised value of the Appraised Properties and thus, the Company’s estimated NAV per share. The table below illustrates the impact on the Company’s estimated NAV per share if the terminal capitalization rates or discount rates Duff & Phelps used to appraise the Appraised Properties were adjusted by 25 basis points, assuming all other factors remain unchanged. Additionally, the table below illustrates the impact on the Company’s estimated NAV per share if these terminal capitalization rates or discount rates were adjusted by 5% in accordance with the IPA Valuation Guidelines, assuming all other factors remain unchanged:

	Increase (Decrease) on the Estimated NAV per Share due to
	Decrease of 25 basis points	Increase of 25 basis points	Decrease of 5%	Increase of 5%
Terminal capitalization rate	$0.46	$(0.43)	$0.55	$(0.53)
Discount Rate	0.31	(0.30)	0.49	(0.49)
Finally, a 1% increase in the appraised value of the Appraised Properties would result in an $0.16 increase in the Company’s estimated NAV per share and a 1% decrease in the appraised value of the Appraised Properties would result in a decrease of $0.16 to the Company’s estimated NAV per share, assuming all other factors remain unchanged.
Notes Payable
The estimated values of the Company’s notes payable are equal to the GAAP fair values disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2017, but do not equal the book value of the loans in accordance with GAAP. The Advisor estimated the values of the Company’s notes payable using a discounted cash flow analysis. The discounted cash flow analysis was based on projected cash flow over the remaining loan terms, including extensions the Company expects to exercise, and management’s estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan-to-value ratio and type of collateral.
As of June 30, 2017, the GAAP fair value and carrying value (excluding unamortized deferred financing costs of $1.1 million) of the Company’s notes payable were $73.5 million and $73.5 million, respectively. The weighted-average discount rate applied to the future estimated debt payments, which have a weighted-average remaining term of 3.3 years, was approximately 3.85%.
The table below illustrates the impact on the Company’s estimated NAV per share if the discount rates the Advisor used to value the Company’s notes payable were adjusted by 25 basis points, assuming all other factors remain unchanged. Additionally, the table below illustrates the impact on the Company’s estimated NAV per share if these discount rates were adjusted by 5% in accordance with the IPA Valuation Guidelines, assuming all other factors remain unchanged:

	Increase (Decrease) on the Estimated NAV per Share due to
	Decrease of 25 basis points	Increase of 25 basis points	Decrease of 5%	Increase of 5%
Discount Rate	(0.06)	0.06	(0.05)	0.05
Other Assets and Liabilities
The carrying values of a majority of the Company’s other assets and liabilities are considered to equal their fair value due to their short maturities or liquid nature. Certain balances, such as straight-line rent receivables, lease intangible assets and liabilities, deferred financing costs, unamortized lease commissions and unamortized lease incentives, have been eliminated for the purpose of the valuation due to the fact that the value of those balances was already considered in the valuation of the related asset or liability. The Advisor has also excluded redeemable common stock as temporary equity does not represent a true liability to the Company and the shares that this amount represents are included in the Company’s total outstanding shares of common stock for purposes of determining the Company’s estimated NAV per share.

Limitations of Estimated NAV per Share
As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated NAV per share, and these differences could be significant. The estimated NAV per share is not audited and does not represent the fair value of the Company’s assets less the fair value of the Company’s liabilities according to GAAP.
Accordingly, with respect to the Company’s estimated NAV per share, the Company can give no assurance that:

•	a stockholder would be able to resell his or her shares at the Company’s estimated NAV per share;

•
a stockholder would ultimately realize distributions per share equal to the Company’s estimated NAV per share upon liquidation of the Company’s assets and settlement of the its liabilities or a sale of the Company;

•	the Company’s shares of common stock would trade at its estimated NAV per share on a national securities exchange;

•	a third party would offer the Company’s estimated NAV per share in an arm’s-length transaction to purchase all or substantially all of the Company’s shares of common stock;

•	another independent third-party appraiser or third-party valuation firm would agree with the Company’s estimated NAV per share; or

•	the methodology used to determine the Company’s estimated NAV per share would be acceptable to the Financial Industry Regulatory Authority or for compliance with ERISA reporting requirements.
Further, the Company’s estimated NAV per share is based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities, divided by the number of shares outstanding, all as of June 30, 2017. As of June 30, 2017, the Company had 9,079,039 and 274,871 shares of common stock issued and outstanding of Class A and Class T common stock, respectively. The Company did not make any adjustments to its estimated NAV subsequent to June 30, 2017, including, adjustments relating to the following, among others: (i) the issuance of common stock and the payment of related offering costs; (ii) net operating income earned and distributions declared; and (iii) the redemption of shares. The value of the Company’s shares will fluctuate over time in response to developments related to future investments, the performance of individual assets in the Company’s portfolio and the management of those assets and the real estate and finance markets. The Company estimated NAV per share does not reflect a discount for the fact that the Company is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The Company’s estimated NAV per share does not take into account estimated disposition costs and fees for real estate properties, debt prepayment penalties that could apply upon the prepayment of certain of the Company’s debt obligations or, the impact of restrictions on the assumption of debt. The estimated NAV per share does not take into consideration acquisition-related costs and financing costs related to future acquisitions. The Company currently expects to utilize the Advisor and/or an independent valuation firm to update the offering price per share annually in December. The Company cannot assure you that its estimated NAV per share will increase or that it will not decrease.
Advisor Payment to Stockholders
As previously announced, following the Company's announcement of an estimated NAV per share, the Advisor has agreed to pay stockholders any difference between the “net price paid” by such stockholder (defined as the gross purchase price paid by the stockholder less selling commissions and dealer manager fees associated with the sale of the shares to such stockholder) and the estimated NAV per share. The payment would be calculated with respect to each outstanding stockholder at the time of payment. The payment to certain stockholders would effectively reimburse the stockholders for costs incurred, to the extent not recovered from value appreciation from our investments, related to the following items: (i) the other organization and offering expenses we incurred in connection with our initial public offering and our private offering; (ii) the acquisition and financing fees and expenses incurred in connection with the acquisition and financing of our investments; (iii) the impact of distributions in excess of operating cash flows to date and (iii) the impact of shares of our Class A common stock sold at a discount prior to our initial public offering in private transactions. This cash payment would be funded entirely by the Advisor, without any payment or reimbursement from the Company and would be ineligible for reinvestment through the Company's distribution reinvestment plan. We expect the payment to our stockholders to be made prior to the end of the third quarter of 2017. The tax treatment of the payment is not entirely clear, and stockholders should consult with their tax advisor to determine the tax consequences to such stockholder with respect to any payment received by them.

Distribution Reinvestment Plan
On August 9, 2017, the board of directors adopted an amended and restated distribution reinvestment plan to change the price at which shares are purchased pursuant to the Company’s distribution reinvestment plan and remove certain provisions that are no longer applicable. There were no other changes to the plan. Effective August 20, 2017 (which date is 10 days’ following notice of the change), shares sold pursuant to the Company’s distribution reinvestment plan will be purchased at the estimated net asset value in effect as of the date of purchase. As such, commencing on the next distribution reinvestment plan purchase date, which is September 1, 2017, participants will acquire shares of the Company’s common stock pursuant to its distribution reinvestment plan at a price of $8.75 per share.
If a participant wishes to terminate participation in the Company’s distribution reinvestment plan effective for the September 1, 2017 purchase date, participants must notify the Company in writing of such decision, and the Company must receive the notice at least four business days prior to the last business day prior to the payment of such distribution, or by the close of business on August 25, 2017 in the case of the September 1, 2017 distribution date.
Notice of termination should be sent to:

Regular Mail KBS Growth & Income REIT, Inc. c/o DST Systems, Inc. PO Box 219015 Kansas City, MO 64121-9015	Overnight Address KBS Growth & Income REIT, Inc. c/o DST Systems, Inc. 430 W. 7th Street Kansas City, MO 64105
Share Redemption Program
In accordance with the Company’s share redemption program, after the Company establishes an estimated NAV per share of its common stock, the redemption price for shares eligible for redemption will be calculated based upon the estimated NAV per share.  Redemptions made in connection with a stockholder’s death, “qualifying disability” or “determination of incompetence” (each as defined in the share redemption program) are made at a price per share equal to the most recent estimated NAV per share as of the applicable redemption date. The price at which the Company will redeem all other shares eligible for redemption is 95.0% of the Company’s estimated NAV per share as of the applicable redemption date, provided the redeeming stockholder has held his or her shares for at least one year.
The Company redeems shares on the last business day of each month.  Effective for the August 31, 2017 redemption date, the redemption price for all stockholders will be calculated based on the estimated NAV per share.  For a stockholder’s shares to be eligible for redemption in a given month or to withdraw a redemption request, the Company must receive a written notice from the stockholder or from an authorized representative of the stockholder in good order and on a form approved by the Company at least five business days before the redemption date, or by August 24, 2017 in the case of the August 31, 2017 redemption date.
There are several limitations on our ability to redeem shares under the share redemption program. The complete share redemption program document is filed as an exhibit to our Registration Statement on Form S-11 filed with the SEC on March 25, 2016 and is available at the SEC’s website at http://www.sec.gov.

Forward-Looking Statements
The foregoing includes forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. Such statements are subject to known and unknown risks and uncertainties which could cause actual results to differ materially from those contemplated by such forward-looking statements. The Company makes no representation or warranty (express or implied) about the accuracy of any such forward-looking statements. These statements are based on a number of assumptions involving the judgment of management. The appraisal methodology for the Appraised Properties assumes the properties realize the projected net operating income and expected exit cap rates and that investors would be willing to invest in such properties at yields equal to the expected discount rates. Though the appraisals of the Appraised Properties, with respect to Duff & Phelps, and the valuation estimates used in calculating the estimated value per share, with respect to Duff & Phelps, the Advisor and the Company, are the respective party’s best estimates as of June 30, 2017, the Company can give no assurance in this regard. Even small changes to these assumptions could result in significant differences in the appraised values of the Appraised Properties and the estimated value per share. These statements also depend on factors such as: future economic, competitive and market conditions; the Company’s ability to maintain occupancy levels and rental rates at its real estate properties; and other risks identified in Part I, Item IA of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2017, each as filed with the SEC. Actual events may cause the value and returns on the Company’s investments to be less than that used for purposes of the Company’s estimated NAV per share.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS GROWTH & INCOME REIT, INC.

Dated: August 10, 2017	BY:	/s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel
Chief Financial Officer